             PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
             ----------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting and offer to buy these securities in any state where the offer or sale is not permitted.


                                    [LOGO]

                                  VIACOM INC.
                                 1515 BROADWAY
                           NEW YORK, NEW YORK  10036

                                                             October . , 1999
Dear Viacom Shareholder,

As you no doubt have heard, Viacom and CBS have agreed to a merger which will create the world's leading company in the production, promotion and distribution of entertainment, news, sports and music. The new company, which will retain the Viacom name, will be the largest seller of advertising across the media landscape, with extraordinary assets in broadcast and cable television, a preeminent motion picture studio, the leading radio and outdoor media company, a world-class consumer publishing group, a leading regional theme park operation and a growing portfolio of Internet ventures.

We have scheduled a special meeting to vote on the merger. The meeting will be held on . , 1999, at . , New York, N.Y., at . a.m., eastern standard time.

Under the terms of the merger, CBS shareholders will have the right to receive
1.085 shares of Viacom Class B common stock for each share of CBS common stock that they own. Both Viacom Class A and Class B common stock and CBS common stock are primarily traded on the New York Stock Exchange.

This merger advances the vision we share with CBS of building the preeminent global media and entertainment company. The new Viacom will have an unmatched wealth of content and a portfolio of the world's most powerful brands.

The Board of Directors of Viacom has declared that the merger agreement is advisable and unanimously approved the merger agreement and unanimously recommends that you vote to adopt the merger agreement.

National Amusements, Inc., which owns approximately 68% of Viacom's Class A common stock, has agreed to vote its shares in support of the merger. Therefore, approval of the merger by the shareholders of Viacom is assured.

If you hold Viacom Class A common stock, even if you plan to attend the meeting, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares will be represented. If you do attend, you will be entitled to vote your shares in person.



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             PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION
             ----------------------------------------------------

If you hold Viacom Class B common stock, or you beneficially own shares of either class of common stock, and you plan to attend the meeting, please obtain an admission ticket in advance by sending a written request, along with proof of stock ownership, to Investor Relations, Viacom Inc., 1515 Broadway, 53rd floor, New York, NY 10036.

The joint proxy statement/prospectus contains information about Viacom and CBS and describes the merger and certain related matters. Attached to the joint proxy statement/prospectus is a copy of the merger agreement, certain related agreements and the proposed new Restated Certificate of Incorporation. Please read this information carefully.

I look forward to seeing you at the special meeting.

Sincerely,


Sumner M. Redstone
Chairman and Chief Executive Officer

For a discussion of risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page . .

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until this preliminary joint proxy statement/prospectus is delivered in final form. This preliminary joint proxy statement/prospectus is not an offer to sell any securities and we are not soliciting offers to buy in any jurisdiction where the offer or sale would be illegal.
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     This joint proxy statement/prospectus is dated . , 1999, and is first being mailed to shareholders on or about . , 1999.